EXHIBIT 5

Suite 2800 1100 Peachtree St.
Atlanta GA 30309-4530
t 404 815 6500 f 404 815 6555
Attorneys at Law	www.KilpatrickStockton.com

February 6, 2006

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) relating to an aggregate of 31,979,995 shares (the “Shares”) of the Company’s common stock, par value $.01 per share, for resale to the public by the selling shareholders named in the Registration Statement (the “Selling Shareholders”).  This opinion letter is rendered pursuant to Item 16 of Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K.

As such counsel, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth.  In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.

The opinions expressed herein are limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein.  This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be to be sold by the Selling Shareholders as described in the Registration Statement were validly issued, fully-paid and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.  This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein.  This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus constituting a part thereof, and any amendments thereto.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours truly,

KILPATRICK STOCKTON LLP

By:	/s/ Larry D. Ledbetter
Larry D. Ledbetter, a Partner